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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name: RESERVE MUNICIPAL MONEY-MARKET TRUST

     Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  1250 Broadway, 32nd Floor
                  New York, New York 10001-3701

     Telephone Number (including area code): (212) 401-5500

     Name and address of agent for service of process:

                  MaryKathleen Foynes Gaza, Esq.
                  Office of the General Counsel
                  1250 Broadway, 32nd Floor
                  New York, New York 10001-3701

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES /X/               NO / /

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and the State of New York on the 11th day of October 2001.

                                  RESERVE MUNICIPAL MONEY-MARKET TRUST

                                  By:   /s/ Bruce R. Bent II
                                  Name: Bruce R. Bent II, Trustee and President


Attest:

       /s/MaryKathleen F. Gaza
       (signature)

By:    MaryKathleen F. Gaza
Title: Secretary